Exhibits 5.1 and 23.1

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

April 10, 2024

Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, Louisiana 70433

Re: Registration Statement on Form S-8 Filed by Globalstar, Inc.

Ladies and Gentlemen:

We have acted as counsel to Globalstar, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S‑8 (the “Registration Statement”) under the Securities Act of 1933 for the registration of 37,623,894 shares of the voting common stock, $0.0001 par value, of the Company (the “Shares”) that may be issued pursuant to the Third Amended and Restated Globalstar, Inc. 2006 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on such examination, we are of the opinion that the Shares covered by the Registration Statement, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP